UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): December 20, 2006

THE ALPINE GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-02249

Delaware	22-1620387
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

One Meadowlands Plaza
East Rutherford, New Jersey 07073
(Address of Principal Executive Offices, Including Zip Code)

(201) 549-4400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17CFR240.13c-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2006, the Board the Directors (the “Board”) of The Alpine Group, Inc. (the “Company”) discussed proposed changes to the compensation by the Company of its non-employee directors. Such proposed changes were formulated following review by John C. Jansing, lead director of the Board (the “Lead Director”), of the total compensation paid by the Company to non-employee directors during the preceding three years and his consultation with Steven S. Elbaum, Chairman (the “Chairman”). Also, the Chairman proposed to the Board that the annual retainer of the Lead Director be increased by $5,000 in recognition of his additional responsibilities.

Thereafter, on December 20, 2006, the Board acted to approve the following changes, effective January 1, 2007, in the Company’s compensation of non-employee directors:

(a)
a cessation of payment of meeting fees, thereby discontinuing the current practice of payment of $1,500 per meeting of the Board or any committee thereof attended, and an additional payment of $500 for each committee meeting chaired, by each such non-employee director;

(b)	an increase in the amount of the annual retainer from $25,000 per annum to $35,000 per annum for each non-employee director;

(c)
an additional $10,000 per annum for the chairman of the Audit Committee of the Board; and an additional $5,000 per annum for the Chairman of the Executive Compensation and Organization Committee of the Board, in recognition of the additional services and responsibilities of such chairs; and

(d)	An increase by $5,000 in the annual retainer of the Lead Director in recognition of his additional responsibilities.

The Board confirmed that all the foregoing amounts of compensation payable to the non-employee directors of the Company were intended to and would be treated for all purposes as “Annual Retainer” compensation under the terms of The Alpine Group, Inc. Stock Compensation Plan for Non-Employee Directors, as amended (the “Plan”), including, without limitation, the provisions of the Plan requiring that a minimum of fifty (50%) percent of the Annual Retainer to be paid by the Company to each non-employee director be paid, at his election, in either restricted stock or stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 22, 2006	THE ALPINE GROUP, INC.

	By:	/s/ Stewart H. Wahrsager
Stewart H. Wahrsager Senior Vice President, General Counsel & Corporate Secretary